Filed Pursuant to Rule 163

Registration Statement No. 333-185478

Free Writing Prospectus

Westpac Banking Corporation Full Year 2014 snapshot All data as at 30 September 2014 unless otherwise stated. All amounts are in Australian dollars. % Mov’t % Mov’t Financial Results FY14 FY13 FY13 – FY14 2H14 1H14 1H14 – 2H14 Net profit after tax $7,561m $6,751m 12 $3,939m $3,622m 9 Net operating income $19,937m $18,595m 7 $10,147m $9,790m 4 Net interest margin 2.09% 2.14% (5bps) 2.09% 2.09% - Expense to income ratio 42.9% 42.9% (2bps) 42.9% 42.8% 4bps Return on average ordinary equity 16.3% 15.2% 105bps 16.7% 15.8% 88bps Impairment to average charges gross loans 12bps 16bps (4bps) 11bps 12bps (1bp) Total impaired loans assets to total 40bps 67bps (27bps) 40bps 51bps (11bps) Consistent financial performance Reported NPAT ($m) 5,936 6,751 7,561 FY12FY13FY14 Balance sheet ($bn) Total assets 770.8 Loans 580.3 Total housing loans Australia 351.0 Deposits and other borrowings 460.8 Equity 49.3 Focus on Australia & New Zealand Revenue by geography (%) AustraliaNew ZealandOther 12 3 85 Asset quality a highlight Total impaired loans to total loans (%), 1 0.81 0.95 0.92 0.85 0.67 0.40 FY09FY10FY11FY12FY13FY14 Australian retail banking and wealth largest contributors to Group NPAT NPAT by division (%) Westpac Retail & Business Banking St.George Banking GroupBT Financial GroupWestpac Institutional BankWestpac New ZealandWestpac Pacific and Other 10 6 19 12 19 34 Australian mortgages performing well 90+ days delinquencies (%) 0.8 0.0 0.2 0.4 0.6 0.0 0.47 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 Sep-13 Mar-14 Sep-14 Capital ratios, APRA Basel III basis (%) 2H14 1H14 Common equity tier 1 capital ratio 9.0 8.8 Additional tier 1 capital 1.6 1.5 Tier 1 capital ratio 10.6 10.3 Tier 2 capital 1.7 1.8 Total regulatory capital ratio 12.3 12.1 Risk weighted assets ($bn) 331 322 Sound funding and liquidity profile 60 7 2 14 17 Customer deposits Equity Securitisation Wholesale funding >1yrWholesale funding <1yrFunding composition (%) Liquid assets ($bn) 1 126 134 FY13FY14 Note. 1 Equity excludes FX translation, Available for Sale Securities and Cash Flow Hedging Reserve. 1 | Westpac Banking Corporation www.westpac.com.au/investorcentre or Bloomberg WBCT Westpac Banking Corporation Full Year 2014 snapshot 1

Notes Disclaimer The material contained in this presentation is intended to be general background information on Westpac Banking Corporation (“Westpac”) and its activities. The information is supplied in summary form and is therefore not necessarily complete and is qualified in its entirety by Westpac’s most recent U.S. full-year and half-year reports available at http://www.sec.gov. It is not intended that it be relied upon as advice to investors or potential investors, who should consider seeking independent professional advice depending upon their specific investment objectives, financial situation or particular needs. The material contained in this presentation may include information derived from publicly available sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. All amounts are in Australian dollars unless otherwise indicated. Westpac has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for the offering from time to time of its securities. Before you invest, you should read the prospectus in that registration statement and other documents Westpac has filed with the SEC for more complete information about Westpac and any offering of such securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Westpac will arrange to send you the prospectus if you request it by calling +1 212 551 1800. Contact us: Westpac Global Funding globalfunding@westpac.com.au or +612 8204 2777 2 | Westpac Banking Corporation www.westpac.com.au/investorcentre or Bloomberg WBCT Notes 2